Exhbit 99.1

                 [CBL & ASSOCIATES PROPERTIES, INC. LETTERHEAD]




Contact:   Katie Knight
           Director, Investor Relations
           (423) 855-0001


          CBL & ASSOCIATES PROPERTIES ANNOUNCES TWO-FOR-ONE STOCK SPLIT

CHATTANOOGA, Tenn. (May 11, 2005) CBL & Associates Properties, Inc. (NYSE: CBL) announced today that its Board of Directors has approved a two-for-one stock split of the Company's common stock. The stock split will be affected in the form of a 100% stock dividend. The record date for the stock split will be June 1, 2005, with a distribution date of June 15, 2005. The stock split will increase the Company's outstanding common shares and Operating Partnership Units from approximately 31,469,000 and 25,630,000 to approximately 62,938,000 and 51,260,000, respectively.

     The Company sought approval from its shareholders to increase the authorized shares of the common stock under the Company's amended and restated certificate of incorporation to 180 million from 95 million, in order to provide a sufficient pool from which to issue the stock dividend. The increase was approved at the Annual Meeting of Shareholders held on May 9, 2005.

     CBL & Associates Properties, Inc. is the fourth largest mall REIT in North America and the largest owner of malls and shopping centers in the Southeast ranked by GLA. CBL owns, holds interests in or manages 167 properties, including 70 enclosed regional malls. The properties are located in 29 states and total
73.5 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has nine projects under construction totaling approximately 1.5 million square feet. The projects include two open-air shopping centers located in Ft. Myers, FL, and Memphis (Southaven, MS), TN, one associated center, three community centers and three expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.